Exhibit 99.2

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Announces Sale of Staffmark Holdings, Inc.

Westport, Conn., October 17, 2011 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that it has simultaneously entered into a definitive agreement to sell and consummated the sale of its majority owned subsidiary, Staffmark Holdings, Inc. (“Staffmark”), to a subsidiary of Japan-based Recruit Co., Ltd., (“Recruit”) for a total enterprise value of $295 million.

The transaction is subject to customary escrow and working capital provisions. After these adjustments, as well as for an allocation to Staffmark’s non-controlling shareholders and the payment of all of the transaction expenses, CODI received approximately $220 million of total proceeds from the sale at closing. This amount was in respect of its debt and equity interests in Staffmark and the payment of accrued interest and fees. In addition, the transaction also increases availability under CODI’s revolving credit facility by approximately $67 million, as letters of credit guaranteeing payments for Staffmark’s workers compensation liability are no longer required to be provided by CODI. The Company anticipates recording a gain on the sale of Staffmark ranging between $75 million and $90 million for the quarter ended December 31, 2011.

Commenting on the transaction, Alan Offenberg, CODI’s Chief Executive Officer, stated, “The sale of Staffmark represents a highly profitable opportunity for us to monetize our interest in a great company on behalf of our shareholders. In addition, this sale creates significant liquidity for our company and expands our capacity for pursuit of future growth opportunities. While it was a difficult decision to end our long-standing relationship with Staffmark, one of our initial subsidiaries at the time of our IPO in May of 2006, we enjoyed and appreciate the opportunity to have worked with its outstanding management team for all these years. Together, we weathered and thrived through the recent economic turmoil, building Staffmark into one of the premier staffing companies in the U.S., while growing the company’s cash flow significantly during our period of ownership. We wish both Staffmark and Recruit continued success in the future.”

Mr. Offenberg added, “With this transaction, CODI has now realized more than $185 million in gains since going public in May 2006. As in the past, we intend to utilize the proceeds from the sale of Staffmark to further strengthen our balance sheet and take advantage of both internal and external opportunities, while maintaining the ability to provide attractive distributions to our owners.”

The proceeds will be used to repay substantially all of the outstanding debt under the Company’s revolving credit facility. Additional information on the transaction will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission (the “SEC”) later this week.

About Compass Diversified Holdings (“CODI”)

Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its eight subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

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The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.anodynemedicaldevice.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design, sourcing and fulfillment of logo based promotional products (HALO Branded Solutions, www.halo.com); and

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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